U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   SILVERSTEIN, JONATHAN
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   (Last)                            (First)              (Middle)

                           767 Third Avenue, 6th Floor
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                                    (Street)

New York                                NY                  10010
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                  April 2, 2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

                           LifeCell Corporation (LIFC)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4.    Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)               (Instr. 4)
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     N/A                                      N/A                       N/A                                 N/A
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
*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                      5. Owner-
                                                    3. Title and Amount of Securities                    ship
                                                       Underlying Derivative Security                    Form of
                         2. Date Exercisable           (Instr. 4)                                        Derivative
                            and Expiration Date     ---------------------------------  4. Conver-        Security:
                            (Month/Day/Year)                               Amount         sion or        Direct    6. Nature of
                         ----------------------                            or             Exercise       (D) or       Indirect
                         Date       Expira-                                Number         Price of       Indirect     Beneficial
1. Title of Derivative   Exer-      tion                                   of             Derivative     (I)          Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares         Security       (Instr. 5)   (Instr. 5)
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    Common stock options  4/2/01    3/31/12       Common stock             25,000         $3.36            D(2)           N/A
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

Explanation of Responses:
   1. Jonathan Silverstein has been granted these options upon appointment to the Board of Directors of LifeCell Corporation.

/s/Jonathan Silverstein
                                                                  April 11, 2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


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                              Jonathan Silverstein
                   Date of Event Requiring Statement -- 4/2/02
                       Issuer Name -- LIFECELL CORPORATION
                            Trading Symbol -- "LIFC"